Exhibit 99.1

News Release
November 14, 2016

Erin Energy Announces Third Quarter 2016 Results

Provides Operational Update on its West and East Africa Operations

HOUSTON, November 14, 2016 - Erin Energy Corporation (“Erin Energy” or the “Company”) (NYSE MKT:ERN) (JSE:ERN) announced today financial and operational results for the quarter ended September 30, 2016. The Company also provided an update on its upstream operations in Africa.
Third Quarter 2016 Highlights:

•	Realized revenues of $28.6 million;

•	Achieved net average daily production of 6,100 barrels of oil per day (bbls/d);

•	Lifted and sold 583,000 net barrels of oil.
Segun Omidele, Chief Executive Officer commented: “In the third quarter, our strategy remained focused on restructuring our balance sheet and growing our production. We had success in lowering some of our outstanding AP balances and our effort to raise additional capital for our next drilling campaign is progressing well with the expectation that drilling activities will commence soon.”

Operations Summary

In Nigeria, the Company continues to make progress in preparation for the next drilling campaign, which is planned to commence later this quarter or early 2017 depending on rig availability. Erin Energy has secured all required permits to drill and the operational planning process is currently being finalized.

A key part of the Company’s planned drilling campaign is the drilling of an additional development well, the Oyo-9 well, located within the central area of the Oyo field in Oil Mining Lease 120, offshore Nigeria. Oyo-9 is planned to be tied-back to the Oyo field production facility via planned new subsea infrastructure. This phase of development, expected to be completed in the second quarter of 2017, will increase field production by approximately 6,000 to 7,000 barrels of oil per day (bopd).

In July 2016, the Oyo-7 well was shut-in as a result of an emergency shut-in of the Oyo field production facility (FPSO). The well was unable to come back online naturally due to high water production and resulted in a temporary loss of approximately 1,400 bopd. The Company attempted an intermittent nitrogen lift gas injection from the facility to attempt to bring the well back on production, which was not fully implemented due to some operational constraints. Erin Energy is now looking at another nitrogen lift attempt and other technical options that can provide continuous lift assistance for well startup.

1330 Post Oak Boulevard, Suite 2250 Houston, Texas 77056 USA Telephone +1 713 797 2940 erinenergy.com

In Ghana, the Company is conducting geotechnical subsurface studies of existing 2-D seismic data to further high-grade its prospect inventory on the Expanded Shallow Water Tano block. The key activity to high-grading the exploration prospects and firming up drilling locations will be a new 3-D marine seismic acquisition survey. The Company expects to issue a formal invitation to tender to marine seismic vendors shortly. Actual field operations await the resolution of the Ghana-Cote d’Ivoire maritime border dispute arbitration in mid-2017.

In The Gambia, Erin Energy completed an intensive study of existing 2-D data of its offshore A2 and A5 blocks and has continued to mature existing leads whilst awaiting the depth processing of 3-D seismic data recently acquired. The Company expects to have the processed data by the end of 2016.

In Kenya, the Company completed the interpretation of 2-D seismic data acquired on its onshore blocks L1B and L16, and identified a number of potential leads to pursue. Erin Energy continues to mature these leads and is currently designing additional targeted 2-D seismic to be acquired in 2017 on the two onshore blocks to provide a better understanding of the identified leads.

While examining ways to rationalize its exploration assets in Kenya, and focus on its most prospective of the Kenyan assets, Erin Energy has intensified efforts to identify and farm in partners in order to share exploration costs and risks in the ultra-deep water offshore blocks, L-27 and L-28. The Initial Exploration Period for the L-27 and L-28 blocks is set to expire in February 2017.

Financial Summary

Erin Energy reported revenue for the third-quarter was $28.6 million, compared with $23.2 million for the previous quarter and $28.7 million for the third quarter 2015. In the third-quarter, the Company lifted and sold 583,000 net barrels of oil at an average price of $49.07 per barrel, compared to 571,000 net barrels at an average price of $50.20 during the same period 2015.

For the third-quarter of 2016, the Company reported a net loss of $23.5 million, or $(0.11) per basic and diluted share, compared to a net loss of $58.7 million, or $(0.28) per basic and diluted share for the same period in 2015.

Average net daily production for the quarter was approximately 6,100 barrels of oil per day, compared to 10,200 net barrels of oil per day for the same period 2015. The period-over-period decline in production is due to a combination of the revised well management policy to prevent excessive gas production, temporary loss of Oyo-7 production and natural production decline.

Erin Energy has continued its efforts to strengthen its balance sheet. These efforts have thus far resulted in a successful restructuring of its term loan facility, modest reductions in its accounts payable balances and extensions to the maturity dates of some of its related-party debt. The Company will continue these efforts to make further progress on its outstanding accounts payable balance using various methods including payment plans and equity payments.

Conference Call and Webcast

The Company will host a conference call on Tuesday, November 15, 2016 at 10:00 a.m. CT (11:00 a.m. ET) to discuss the results and update its current operations. The dial-in number to access the conference call is 1-844-883-3907 in the United States or 1-412-317-9253 internationally. Participants should ask the call operator to be placed on the “Erin Energy Third-Quarter Results Conference Call.”

1330 Post Oak Boulevard, Suite 2250 Houston, Texas 77056 USA Telephone +1 713 797 2940 erinenergy.com

To access the live audio webcast, please visit the “Investors” section of the Company’s website at www.erinenergy.com.

Erin Energy Corporation is an independent oil and gas exploration and production company focused on energy resources in sub-Saharan Africa. Its asset portfolio consists of 9 licenses across 4 countries covering an area of 40,000 square kilometres (10 million acres), including current production and other exploration projects offshore Nigeria, as well as exploration licenses offshore Ghana, Kenya and Gambia, and onshore Kenya. Erin Energy is headquartered in Houston, Texas, and is listed on the New York and Johannesburg Stock Exchanges under the ticker symbol ERN. More information about Erin Energy can be found at www.erinenergy.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, concerning activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Although the Company believes the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.

The Company’s actual results could differ materially from those anticipated or implied in these forward-looking statements due to a variety of factors, including the Company’s ability to successfully finance, drill, produce and/or develop the wells and prospects identified in this release, and risks and other risk factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. You should not place undue reliance on forward-looking statements, which speak only as of their respective dates. The Company undertakes no duty to update these forward-looking statements.

Source:  Erin Energy Corporation

Investors and media:
Lionel C. McBee, +1 713 797 2960
lionel.mcbee@erinenergy.com

1330 Post Oak Boulevard, Suite 2250 Houston, Texas 77056 USA Telephone +1 713 797 2940 erinenergy.com

ERIN ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Crude oil sales, net of royalties	$28,619	$28,667	$56,699	$28,667
Operating costs and expenses:
Production costs	24,928	27,651	69,615	53,224
Crude oil inventory (increase) decrease	636	368	534	(9,493)
Workover expenses	207	354	7,792	972
Exploratory expenses	1,672	5,266	4,934	13,283
Depreciation, depletion and amortization	18,925	43,293	38,593	43,536
Accretion of asset retirement obligations	472	522	1,385	1,398
Loss on settlement of asset retirement obligations	—	779	205	4,233
General and administrative expenses	3,596	3,857	10,950	12,789
Total operating costs and expenses	50,436	82,090	134,008	119,942
Operating loss	(21,817)	(53,423)	(77,309)	(91,275)
Other income (expense):
Currency transaction gain	3,282	176	14,610	2,167
Interest expense	(5,038)	(5,650)	(16,417)	(12,485)
Total other expense, net	(1,756)	(5,474)	(1,807)	(10,318)
Loss before income taxes	(23,573)	(58,897)	(79,116)	(101,593)
Income tax expense	—	—	—	—
Net loss before non-controlling interest	(23,573)	(58,897)	(79,116)	(101,593)
Net loss attributable to non-controlling interest	102	215	662	690
Net loss attributable to Erin Energy Corporation	$(23,471)	$(58,682)	$(78,454)	$(100,903)
Net loss attributable to Erin Energy Corporation per common share:
Basic	$(0.11)	$(0.28)	$(0.37)	$(0.48)
Diluted	$(0.11)	$(0.28)	$(0.37)	$(0.48)
Weighted average common shares outstanding:
Basic	212,524	211,517	212,220	211,036
Diluted	212,524	211,517	212,220	211,036

1330 Post Oak Boulevard, Suite 2250 Houston, Texas 77056 USA Telephone +1 713 797 2940 erinenergy.com

ERIN ENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except for share and per share amounts)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$8,304	$8,363
Restricted cash	2,600	8,661
Accounts receivable - trade	—	1,029
Accounts receivable - partners	558	287
Accounts receivable - related party	1,844	1,186
Accounts receivable - other	44	28
Crude oil inventory	4,932	4,789
Prepaids and other current assets	1,128	684
Total current assets	19,410	25,027
Property, plant and equipment:
Oil and gas properties (successful efforts method of accounting), net	321,976	368,891
Other property, plant and equipment, net	892	1,174
Total property, plant and equipment, net	322,868	370,065
Other non-current assets	90	67
Total assets	$342,368	$395,159
LIABILITIES AND CAPITAL DEFICIENCY
Current liabilities:
Accounts payable and accrued liabilities	$239,173	$213,120
Accounts payable and accrued liabilities - related party	27,236	30,133
Current portion of long-term debt, net	8,141	96,558
Total current liabilities	274,550	339,811
Long-term notes payable - related party, net	128,987	120,006
Term loan facility, net	78,075	—
Asset retirement obligations	21,994	20,609
Total liabilities	503,606	480,426
Commitments and contingencies (Note 10)
Capital deficiency:
Preferred stock $0.001 par value - 50,000,000 shares authorized; none issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	—	—
Common stock $0.001 par value - 416,666,667 shares authorized; 212,686,734 and 211,615,773 shares issued as of September 30, 2016 and December 31, 2015, respectively	213	212
Additional paid-in capital	792,319	789,615
Accumulated deficit	(954,345)	(875,891)
Treasury stock at cost, 90,347 and -0- shares as of September 30, 2016 and December 31, 2015, respectively	(206)	—
Total deficit - Erin Energy Corporation	(162,019)	(86,064)
Non-controlling interest	781	797
Total capital deficiency	(161,238)	(85,267)
Total liabilities and capital deficiency	$342,368	$395,159

1330 Post Oak Boulevard, Suite 2250 Houston, Texas 77056 USA Telephone +1 713 797 2940 erinenergy.com

ERIN ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities
Net loss, including non-controlling interest	$(79,116)	$(101,593)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation, depletion and amortization	38,593	43,536
Accretion of asset retirement obligations	1,385	1,398
Amortization of debt discount and debt issuance costs	2,640	1,920
Loss on settlement of asset retirement obligations	—	4,233
Foreign currency transaction gain	(14,610)	(2,167)
Share-based compensation	2,288	4,398
Payments to settle asset retirement obligations	—	(17,220)
Change in operating assets and liabilities:
Decrease in accounts receivable	730	390
Decrease (increase) in crude oil inventory	534	(9,493)
Decrease (increase) in prepaids and other current assets	(467)	324
Increase in accounts payable and accrued liabilities	54,700	58,126
Net cash provided by (used in) operating activities	6,677	(16,148)
Cash flows from investing activities
Capital expenditures	(16,475)	(83,156)
Net cash used in investing activities	(16,475)	(83,156)
Cash flows from financing activities
Proceeds from exercise of stock options and warrants	364	1,855
Payments for treasury stock arising from withholding taxes upon restricted stock vesting	(206)	—
Repayments of term loan facility	(6,492)	—
Proceeds from short-term notes payable	504	—
Proceeds from notes payable - related party, net	6,829	63,815
Repayment of short-term notes payable	(449)	—
Proceeds from short-term borrowings, net	—	11,303
Debt issuance costs	(1,040)	—
Funds released from restricted cash, net	6,061	—
Funding from non-controlling interest	—	553
Net cash provided by financing activities	5,571	77,526
Effect of exchange rate changes on cash and cash equivalents	4,168	836
Net decrease in cash and cash equivalents	(59)	(20,942)
Cash and cash equivalents at beginning of period	8,363	25,143
Cash and cash equivalents at end of period	$8,304	$4,201
Supplemental disclosure of cash flow information
Cash paid for:
Interest, net	$10,090	$7,886
Supplemental disclosure of non-cash investing and financing activities:
Issuance of common shares for settlement of liabilities	$—	$125
Discount on notes payable pursuant to issuance of warrants	$53	$4,911
Reduction in oil and gas properties arising from settlement of accounts payable and accrued liabilities	$9,540	$—
Reduction in accounts payable from settlement of Northern Offshore contingency	$—	$24,307

1330 Post Oak Boulevard, Suite 2250 Houston, Texas 77056 USA Telephone +1 713 797 2940 erinenergy.com